UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 31, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 1.01 Entry into a Material Definitive Agreement.
     On March 30, 2006, Bally Total Fitness Holding Corporation (“Bally” or “Company”) obtained requisite consents from its lenders for the third amendment and waiver (the “Third Amendment”) to its existing senior secured credit agreement with JPMorgan Chase Bank, as Agent, and the several banks and other financial institutions party thereto (the “Credit Agreement”). The Third Amendment, among other things: (i) permits payment of consent fees to holders of the Company’s 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and its 9 7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) in exchange for waivers of defaults under the indentures governing the Senior Notes and the Senior Subordinated Notes, respectively; and (ii) waives the requirement of timely delivery of certain financial statements under the Credit Agreement.
     The preceding description of certain terms of the Third Amendment is qualified in its entirety by reference to the text of the Third Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 8.01 Other Events.
     On March 30, 2006, the Company issued a press release announcing it has obtained the Third Amendment from the lenders under the Credit Agreement to permit, among other things, payment of the consent fees to holders of its Senior Notes and Senior Subordinated Notes. In addition, the Company announced the consent solicitation was commenced on March 27, 2006, the record date for holders eligible to deliver consents was March 20, 2006 and the consent expiration date is 5:00 p.m., New York City time, on April 7, 2006.
     The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

10.1	Third Amendment and Waiver, dated as of March 24, 2006, under the Credit Agreement, dated as of November 18, 1997, as amended and restated as of October 14, 2004 (as in effect on March 23, 2006), among Bally Total Fitness Holding Corporation, a Delaware corporation, the lenders parties thereto, JPMorgan Chase Bank, N.A., as agent for the lenders, Deutsche Bank Securities, Inc., as syndication agent, and LaSalle Bank National Association, as documentation agent.

99.1	Press Release dated March 30, 2006.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: March 30, 2006	/s/ Marc D. Bassewitz

Marc D. Bassewitz Senior Vice President, Secretary and General Counsel